EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carol Meyrowitz and Scott Goldenberg and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the form 10-K to be filed by The TJX Companies, Inc. for the fiscal year ended January 31, 2015 and any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Carol Meyrowitz
Carol Meyrowitz, Chief Executive Officer and Director (Principal Executive Officer)	Scott Goldenberg, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Zein Abdalla	/s/ Michael F. Hines
Zein Abdalla, Director	Michael F. Hines, Director

/s/ José B. Alvarez	/s/ Amy B. Lane
José B. Alvarez, Director	Amy B. Lane, Director

/s/ Alan M. Bennett	/s/ John F. O’Brien
Alan M. Bennett, Director	John F. O’Brien, Director

/s/ Bernard Cammarata	/s/ Willow B. Shire
Bernard Cammarata, Chairman of the Board of Directors	Willow B. Shire, Director

/s/ David T. Ching	/s/ William H. Swanson
David T. Ching, Director	William H. Swanson, Director

Dated: March 31, 2015